Prospectus Supplement No. 6	Filed pursuant to Rule 424(b)(3)
(To the Prospectus dated September 2, 2011)	Registration Number 333-173817

59,981,528 shares of Class A Common Stock

1,829,339 shares of Class B Non-Voting Common Stock

This prospectus supplement supplements the prospectus dated September 2, 2011 relating to the offer and sale from time to time by the selling stockholders identified in the prospectus of (i) 59,981,528 shares of Class A Common Stock, including up to 482,625 shares of Class A Common Stock issuable upon exercise of outstanding warrants, and (ii) 1,829,339 shares of Class B Non-Voting Common Stock (together with the Class A Common Stock, the “Common Stock”) of Air Lease Corporation, as supplemented by prospectus supplement No. 1 dated November 10, 2011, prospectus supplement No. 2 dated November 15, 2011, prospectus supplement No. 3 dated November 16, 2011, prospectus supplement No. 4 dated November 21, 2011 and prospectus supplement No. 5 dated November 22, 2011 (as so supplemented, the “prospectus”). This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is filed for the purposes of including the information contained in our current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 18, 2012.

Our Class A Common Stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “AL.” On January 17, 2012, the last reported sale price of our Class A Common Stock on the NYSE was $24.92 per share. Our Class B Non-Voting Common Stock is not currently listed on any national securities exchange or market system.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 18, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 13, 2012

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California		90067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2012, Michel M.R.G. Péretié advised Air Lease Corporation (the “Company”) that he will resign as a member of the Board of Directors of the Company effective immediately. Mr. Péretié’s resignation does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: January 18, 2012	/s/ Grant A. Levy
Grant A. Levy
Executive Vice President, General Counsel and Secretary